DEFA14A

PROXY STATEMENT PURSUANT TO SECTION 14 (a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Registrant

Check the appropriate box:
[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[_]	Soliciting Materials under Rule 14a-12
Dreyfus Insured Municipal Bond Fund, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously.

Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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DREYFUS INSURED MUNICIPAL BOND FUND, INC.

May 2, 2007

YOUR IMMEDIATE ATTENTION IS REQUESTED

Dear Shareholder:

We are writing to follow-up on proxy materials that were previously mailed to you regarding the Special Meeting of Shareholders of Dreyfus Insured Municipal Bond Fund, Inc. (the “Fund”) and to notify you that the Special Meeting of Shareholders of the Fund has been adjourned to May 23, 2007 at 10:00 a.m. Our records indicate that we have not received your vote on an important proposal affecting your investment in the Fund. For the reasons set forth in the proxy materials previously delivered to you, THE FUND’S BOARD MEMBERS RECOMMEND THAT YOU VOTE IN FAVOR OF THE PROPOSAL AND BELIEVE THE PROPOSAL IS IN THE BEST INTEREST OF THE FUND’S SHAREHOLDERS. As of May 2, 2007, approximately 85% of the Fund’s outstanding voting shares that have been voted were voted in favor of the proposal, yet, not enough votes have been cast to meet the necessary requirements.

YOUR VOTE IS IMPORTANT! With the adjournment of the meeting, you still have time to cast your vote. Please take a moment now to vote your shares. For your convenience, we are enclosing another proxy card along with a pre-paid postage envelope.

Choose ONE of the following methods to vote your shares:

TO SPEAK TO A PROXY VOTING SPECIALIST: Dial toll-free 1-866-340-1612 and a representative from Mellon Investor Services will assist you with voting your shares and answer any of your proxy-related questions. Representatives are available Monday - Friday 9:00 a.m. - 9:00 p.m. (Eastern Time) and Saturday, 10:00 a.m. to 6:00 p.m. (Eastern Time).

VOTE BY TOUCH–TONE: Dial the toll-free touch-tone voting number listed on your proxy card, enter the CONTROL NUMBER printed on your proxy card and follow the simple instructions. Telephone voting is available 24 hours a day, 7 days a week. THIS CALL IS TOLL-FREE. If you have received more than one proxy card, you can vote each card during the call. Each card has a different control number.

VOTE VIA THE INTERNET: Go to the website listed on your proxy card, enter the CONTROL NUMBER printed on your proxy card and follow the simple instructions. If you have received more than one proxy card, you can vote each card on the website. Each card has a different control number.

VOTE BY MAIL: Sign and date the enclosed proxy card and mail it back using the enclosed pre-paid postage envelope.

YOUR VOTE IS IMPORTANT SO PLEASE VOTE YOUR SHARES TODAY!

INS ADJ